NEWS ANNOUNCEMENT

Date: Contact: To: Release Date:	October 26, 2005 Susan J. Cooke News Media Immediate

COASTAL FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR FISCAL 2005
AND STOCK DIVIDEND

Myrtle Beach, South Carolina, (October 26, 2005)…Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the year ended September 30, 2005, and the declaration of a 10% stock dividend. The stock dividend will be payable November 25, 2005 to Shareholders of record as of November 10, 2005. As a result, all share and per share data has been retroactively restated to give effect to the common stock dividend.

Net income for fiscal 2005 was $17.2 million or $0.89 per share ($0.84 per share diluted), compared to $14.8 million or $0.78 per share ($0.74 per share diluted) for fiscal 2004. Diluted earnings per share increased 13.5% over the prior year. Net interest income after provision for loan losses increased to $47.1 million for fiscal 2005 from $40.5 million for the year ended September 30, 2004.

Net income for the fourth quarter of fiscal 2005 was $4.6 million or $0.24 per share ($0.23 per share diluted), as compared to $3.9 million or $0.20 per share ($0.19 per share diluted) for the fourth quarter of fiscal 2004. Diluted earnings per share increased 21.0% over the prior year period.

At September 30, 2005, non-performing assets to total assets were 0.22% as compared with 0.51% at September 30, 2004.

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Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, “We are very pleased with the performance of Coastal Financial Corporation for fiscal 2005, and particularly with our Return On Average Shareholders’ Equity of 18.8%. This level of achievement ranks us among the top performing financial services companies in the nation and reflects well on our exceptional Associates, the strength of the local markets in which we operate and our focus on our QUEST FOR EXCELLENCE Business Model.

“Our operating performance for fiscal 2005 reflected healthy Community-based growth with Customer deposits increasing 19.6% from $753.4 million at September 30, 2004 to $901.0 million at the end of this year and loans receivable increasing by 18.0% to $942.4 million”.

“During fiscal 2005, our stock price increased by 14.2%. Since becoming a publicly owned company in 1990, Coastal Financial Corporation’s stock has grown at a compound annual rate of over 30%, taking our market capitalization from $4.6 million in October 1990, to $265.7 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990, would have grown to approximately $522,000 without regard to the reinvestment of cash dividends.”

“Shareholders’ equity increased from $85.3 million at September 30, 2004, to $97.2 million at September 30, 2005. Book value per share was $5.00 at September 30, 2005, compared to $4.44 per share at the end of fiscal 2004. Returns on average equity and average assets for fiscal 2005, were 18.75% and 1.20%, respectively, as compared to 18.77% and 1.18%, respectively, for fiscal 2004.”

“During the fourth quarter, we announced an 11.7% increase in third quarter earnings, a $0.05 per share quarterly cash dividend which is payable on October 26th to Shareholders of record October 12th and the appointment of William O. Marsh, President of Palmetto Chevrolet and W. Cecil Worsley, III, President and Chief Executive Officer of the Worsley Companies, to our Board of Directors.”

“Coastal Financial Corporation received continued national attention in the August 2005 edition of a U.S. Banker Magazine which, for the 6th consecutive year, ranked Coastal Financial the #1 Community Bank in the Carolinas. In this edition, U.S. Banker Magazine featured its Ranking of the Top 100 Publicly Traded Mid-Tier Banks. This Ranking featured Banks with assets between $1 and $10 billion, ranked by 3-year average Return On Average Equity. Coastal Financial Corporation was ranked 29th nationally in this listing.”

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“Noteworthy also is the nearing of completion of our newest branch office, which is located on Oak Island Drive in Oak Island, North Carolina, the commencement of construction on a new prototype branch office at the intersection of Hwy 701 and Country Club Drive in Conway, South Carolina, the completion of plans for construction of new branches at the intersection of Hwy 544 and Singleton Ridge Road in Conway, South Carolina, at Sayebrook West on Hwy 544 in Surfside Beach, South Carolina and at the intersection of Hwys 90 and 57 in Longs, South Carolina, and the recently released 2005 FDIC SUMMARY OF DEPOSITS REPORT, which, for the 5th consecutive year, ranked Coastal Federal Bank the leader in deposit market share for Horry County, South Carolina for the twelve months ended June 30, 2005. Coastal Federal Bank has enjoyed this top ranking for seven of the past ten years. This report also showed that Coastal Federal Bank is ranked 3rd in deposit market share for Brunswick County, North Carolina.”

“We believe these results clearly indicate the progress we made during the fourth quarter toward our Basic Corporate Objective of Maximizing the Value of Our Shareholders’ Investment and our Long-Term Goal of Being the Best Financial Services Company in our Marketplace,” concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with $1.5 billion in assets, is a federally chartered and FDIC insured Community bank with nineteen offices serving the Communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners, Inc. offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol “CFCP.” For information, contact Raymond James Financial Services at 1-843-918-7600.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

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Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
          Susan J. Cooke – Senior Vice President and Secretary
          Coastal Financial Corporation
          2619 Oak Street
          Myrtle Beach, South Carolina 29577
          (843) 205-2676

Forward Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation’s (the “Company”) expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company’s markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements.

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COASTAL FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in Thousands Except Per Share Data)

	Three Months Ended			Twelve Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Percentage Change	Sept. 30, 2005	Sept. 30, 2004	Percentage Change

Interest Income	$21,363	$17,453	22.40%	$78,558	$65,805	19.38%
Interest Expense	8,452	6,059	39.49%	29,730	23,524	26.38%

Net Interest Income	12,911	11,394	13.31%	48,828	42,281	15.48%

Provision for Loan Losses	172	500	-65.60%	1,697	1,750	-3.03%

Net Interest Income After
Provision for Loan Losses	12,739	10,894	16.94%	47,131	40,531	16.28%

Other Income*	3,320	2,298	44.47%	12,524	9,171	36.56%

General & Administrative
Expenses **	8,999	7,156	25.75%	33,519	27,269	22.92%

Earnings Before Taxes	7,060	6,036	16.96%	26,136	22,433	16.51%

Income Taxes	2,442	2,125	14.92%	8,982	7,627	17.77%

Net Income	$4,618	$3,911	18.08%	$17,154	$14,806	15.86%

Earnings Per Common Share

Basic	$0.24	$0.20	20.00%	$0.89	$0.78	14.10%

Diluted	$0.23	$0.19	21.05%	$0.84	$0.74	13.51%

Average Common Shares Outstanding
Basic (in thousands)	19,446	19,210	1.23%	19,340	19,060	1.47%

Average Common Shares Outstanding
Diluted (in thousands)	20,515	20,210	1.51%	20,423	20,116	1.53%

Net Interest Margin	3.75%	3.81%	-1.57%	3.70%	3.64%	1.65%

Return on Average Assets	1.22%	1.21%	0.83%	1.20%	1.18%	1.69%

Return on Average Equity	19.14%	19.14%	n/a	18.75%	18.77%	-0.11%

* Losses on sales of securities of $604,000 and $325,000 are included in other income for the quarter and twelve months ended September 30, 2005, respectively. For the quarter and twelve months ended September 30, 2004, losses were $389,000 and $1.1 million, respectively.

** The Company did not incur any prepayment penalties on FHLB advances for the quarter and twelve months ended September 30, 2005. For the quarter and twelve months ended September 30, 2004, prepayment penalties, which are included in general and administrative expenses were zero and $77,000, respectively.

COASTAL FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in Thousands Except Per Share Data)
(CONTINUED)

	At Sept. 30, 2005	At June 30, 2005	At Sept. 30, 2004	Percentage Change from September 30, 2004

Total Assets (1)	$1,543,459	$1,480,556	$1,305,094	18.26%

Loans Receivable, Net	$942,381	$911,828	$798,976	17.95%

Customer Deposits (1) (2)	$901,013	$876,615	$753,379	19.60%

Shareholders' Equity	$97,221	$95,829	$85,348	13.91%

Non-Performing Assets
to Total Assets (3)	0.22%	0.29%	0.51%	-56.86%

Allowance for Loan Losses as a
Percentage of Total Loans	1.25%	1.30%	1.39%	-10.07%

Tangible Book Value
Per Share	$5.00	$4.93	$4.44	12.61%

	At or for the Three Months Ended Sept. 30, 2005	At or for the Three Months Ended Sept. 30, 2004	Percentage Change

Credit Quality:
Non-Performing Loans	$2,641	$5,856	-54.90%
Non-Performing Loans as a % of Loans	0.28%	0.73%	-61.64%
Allowance for Loan Losses as a % of
Non-Performing Loans	444.83%	189.16%	135.16%
Non-Performing Assets (3)	$3,459	$6,641	-47.91%
Non-Performing Assets as a % of Loans
and Foreclosed Property	0.37%	0.83%	-55.42%
Net Loan Charge-Offs
as a % of Average Loans (Annualized)	0.12%	0.13%	-7.69%

Stock Performance
At quarter end:
Market Price Per Share of Common Stock	$13.65	$11.95	14.23%
Indicated Annual Dividend	$0.18	$0.16	12.50%
Dividend Yield	1.32%	1.34%	-1.49%
Price/Book Ratio	273.00%	269.00%	1.49%
Market Capitalization	$265,689	$229,713	15.66%

(1) Total Assets and Customer Deposits in prior periods have been reclassified to conform to September 30, 2005 presentation.

(2) Customer Deposits exclude brokered deposits. Brokered deposits were $169,905 and $125,489 at September 30, 2005 and June 30, 2005, respectively. There were no brokered deposits at September 30, 2004.

(3) Non-performing assets consist of non-accrual loans 90 days or more past due and real estate owned.